Sub-Item 77Q1: Exhibits.

EX-99.77Q1(a): Copies of any material amendments to the registrant’s charter or by-laws

AMENDMENT NO. 24
TO THE DECLARATION OF TRUST OF
NORTHERN FUNDS
(a Delaware statutory trust)

The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds (the “Trust”) on December 14, 2009.

RESOLVED, that the Agreement and Declaration of Trust of the Trust be amended as of February 17, 2010 to change the name and designation of the Small Cap Growth Fund to the “Small Cap Core Fund”; and

FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolution.

Date: December 14, 2009	/s/ Diana E. McCarthy
Diana E. McCarthy
Secretary